Exhibit 10.2

Execution Version

SPONSOR SUPPORT AGREEMENT

This Sponsor Support Agreement (this “Sponsor Agreement”) is dated as of August 2, 2020, by and among CF Finance Holdings, LLC, a Delaware limited liability company (the “Sponsor”), CF Finance Acquisition Corp., a Delaware corporation (“Company”), Grosvenor Capital Management Holdings, LLLP, an Illinois limited liability limited partnership (“Grosvenor Capital”), and Grosvenor Holdings, L.L.C., an Illinois limited liability company (“Grosvenor Holdings”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Transaction Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, Sponsor is the holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of 600,000 shares of Class A Common Stock of the Company, par value $0.0001 per share (the “Class A Common Stock”) 7,054,603 shares of Class B Common Stock of Company, par value $0.0001 per share (the “Class B Common Stock”, and together with the Class A Common Stock, the “Company Common Stock”) and 450,000 redeemable private placement warrants of Company (the “Company Warrants”);

WHEREAS, contemporaneously with the execution and delivery of this Sponsor Agreement, the Sponsor has entered into that certain Transaction Agreement, dated as of the date hereof (as it may be amended or supplemented from time to time, the “Transaction Agreement”), by and among the Sponsor, Company, Grosvenor Capital, Grosvenor Holdings and the other parties thereto; and

WHEREAS, as an inducement to Company, Grosvenor Capital and Grosvenor Holdings to enter into the Transaction Agreement and to consummate the Transactions, the parties hereto desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
SPONSOR SUPPORT AGREEMENT; COVENANTS

Section 1.1 Binding Effect of Transaction Agreement. Sponsor hereby agrees to (x) appear at the Extension Stockholders’ Meeting or otherwise cause all of its Company Common Stock to be counted as present thereat for purposes of calculating a quorum and (y) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Company Common Stock in favor of the Extension Proposals. The obligations under this Section 1.1 shall apply mutatis mutandis to any additional Extension Stockholders’ Meeting pursuant to Section 7.2(c)(vi) of the Transaction Agreement.

Section 1.2 New Shares. In the event that any Company Common Stock, Company Warrants or other equity securities of Company are issued to Sponsor after the date of this Sponsor Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of Company Common Stock or Company Warrants of, on or affecting the Company Common Stock or Company Warrants owned by Sponsor or otherwise (such Company Common Stock, Company Warrants or other equity securities of Company, collectively the “New Securities”), then such New Securities acquired or purchased by Sponsor shall be subject to the terms of this Sponsor Agreement to the same extent as if they constituted the Company Common Stock or Company Warrants owned by Sponsor as of the date hereof.

Section 1.3 Sponsor Agreements.

(a)  At any meeting of the stockholders of Company, however called, or at any adjournment thereof, or in any other circumstance in which the vote, consent or other approval of the stockholders of Company is sought, Sponsor shall (i) appear at each such meeting or otherwise cause all of its Company Common Stock to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), or execute and deliver a written consent (or cause a written consent to be executed and delivered) covering, all of its Company Common Stock:

(i)  in favor of each Transaction Proposal and/or Extension Proposal;

(ii)  against any Business Combination Proposal or any proposal relating to a Business Combination Proposal (in each case, other than the Transaction Proposals and Extension Proposals);

(iii)  against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Company (other than the Transaction Agreement and the Transactions); and

(iv)  against any change in the business, management or Board of Directors of Company (other than in connection with the Transaction Proposals or the Extension Proposals).

Sponsor hereby agrees that it shall not commit or agree to take any action inconsistent with the foregoing.

(b)  Sponsor shall comply with, and fully perform all of its obligations, covenants and agreements set forth in, that certain Letter Agreement, dated as of December 12, 2018, by and among the Sponsor, Company and certain other parties thereto (the “Voting Letter Agreement”), including the obligations of the Sponsor pursuant to Section 1 therein to not redeem any Company Common Stock owned by Sponsor in connection with Transactions.

(c)  During the period commencing on the date hereof and ending on the earlier of the consummation of the Closing and the termination of the Transaction Agreement pursuant to Article IX thereof, Sponsor shall not modify or amend any Contract between or among Sponsor, anyone related by blood, marriage or adoption to Sponsor or any Affiliate of Sponsor (other than Company or any of its Subsidiaries), on the one hand, and Company or any of Company’s Subsidiaries, on the other hand, including, for the avoidance of doubt, the Voting Letter Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Sponsors. Except as set forth in any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), Sponsor represents and warrants as of the date hereof to Company, Grosvenor Capital and Grosvenor Holdings as follows:

(a)  Organization; Due Authorization. Sponsor has been duly formed or organized and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and each has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Sponsor has all requisite company or corporate power, as applicable, and authority to execute, deliver and perform under this Sponsor Agreement, the Transaction Agreement, and the other documents to which it is or will be a party contemplated thereby, and (subject to the approvals described in Section 4.7 of the Transaction Agreement) to consummate the Transactions and to perform all of its obligations hereunder and thereunder. The execution, delivery and performance by Sponsor of this Sponsor Agreement, the Transaction Agreement, and the other documents to which it is or will be a party contemplated thereby and the consummation of the Transactions have been duly and validly authorized and approved by the managing member, general partner, board of managers or board of directors, as applicable (or similar governing persons/bodies), of Sponsor, and no other company or corporate proceeding on the part of Sponsor is or will be necessary to authorize this Sponsor Agreement, the Transaction Agreement and the other documents to which Sponsor is or will be a party contemplated thereby, in each case, as applicable. This Sponsor Agreement and the Transaction Agreement, has been, and on or prior to the Closing, the other documents to which Sponsor is or will be a party contemplated thereby will be, duly and validly executed and delivered by Sponsor, and this Sponsor Agreement and the Transaction Agreement constitute, and on or prior to the Closing, the other documents to which Sponsor is or will be a party contemplated thereby will constitute, a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)  Ownership. Sponsor is the record and beneficial owner of all of Sponsor’s Company Common Stock and Company Warrants, free and clear of all Liens other than restrictions arising under (i) this Sponsor Agreement, (ii) the Company Organizational Documents, (iii) the Transaction Agreement and the other Ancillary Agreements, (iv) the Voting Letter Agreement or (v) any applicable securities Laws.

(c)  No Violation. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.7 of the Transaction Agreement, the execution, delivery and performance by Sponsor of this Sponsor Agreement, the Transaction Agreement and the documents to which Sponsor is or will be a party contemplated thereby and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the breach of, or default under the Company Organizational Documents, (b) violate any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to Sponsor, (c) violate any provision of, or result in the breach of, result in the loss of any right or benefit, require any consent, waiver, approval, authorization, notice or other action by any Person (other than Acquiror), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Governmental Permit or Contract to which Acquiror or IntermediateCo is a party or by which Acquiror or IntermediateCo may be bound, or terminate or result in the termination of any such Governmental Permit or Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Acquiror or IntermediateCo, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(d)  Brokerage Fees. Except as described on Section 4.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Sponsor, for which the Company, any Grosvenor Company or any of the Grosvenor Companies’ Subsidiaries has any obligation.

(e)  Affiliate Arrangements. Except as set forth on Schedule I attached hereto, neither Sponsor nor any anyone related by blood, marriage or adoption to Sponsor or, to the knowledge of Sponsor, any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership of 5% or greater is party to, or has any rights with respect to or arising from, any Contract with Company or its Subsidiaries.

(f)  Acknowledgment. Sponsor understands and acknowledges that each of Company, Grosvenor Capital and Grosvenor Holdings is entering into the Transaction Agreement in reliance upon Sponsor’s execution and delivery of this Sponsor Agreement.

Section 2.2 No Inconsistent Agreement. Sponsor hereby represents and covenants that Sponsor has not entered into, and shall not enter into, any agreement that would restrict, limit or interfere with the performance of Sponsor’s obligations hereunder in any material respect.

Section 2.3 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 4.1, none of the representations, warranties, covenants, obligations or other agreements in this Sponsor Agreement or in any certificate, statement or instrument delivered pursuant to this Sponsor Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Section 2.3 and Article IV.

ARTICLE III
TRANSFER rESTRICTIONS

Section 3.1 Lock-Up. Subject to Sections 3.2 and 3.3, Sponsor agrees that it shall not, and shall not permit any of its Permitted Transferees to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Lock-up Shares owned by Sponsor, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Lock-up Shares owned by Sponsor or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (clauses (i) – (iii) collectively, “Transfer”) any Lock-up Shares prior to the expiration of the Lock-up Period. For purposes of this Article III, the following terms shall be defined as follows:

(a)  “Lock-up Shares” shall mean the shares of capital stock of the Company received by Sponsor in connection with the Transactions or otherwise owned by Sponsor on or prior to the Closing Date, including any warrants to purchase shares of capital stock of the Company and any shares of capital stock of the Company issued to Sponsor upon exercise of any such warrants, but excluding the shares of capital stock of the Company and warrants cancelled pursuant to the Sponsor Cancellations.

(b)  “Lock-up Period” shall mean the period beginning on the Closing Date and ending on the date that is the eighteen (18) month anniversary of the Closing Date.

(c)  “Permitted Transferees” shall mean any person or entity to whom Sponsor is permitted to Transfer Lock-up Shares prior to the expiration of the Lock-up Period in accordance with the terms of Section 3.2.

Section 3.2 Certain Permitted Transfers. Notwithstanding the provisions set forth in Section 3.1, Sponsor or its Permitted Transferees may Transfer the Lock-up Shares during the Lock-up Period (a) to (i) the Company’s officers or directors, (ii) any affiliates or family members of the Company’s officers or directors or (iii) (x) any direct or indirect partners, members or equity holders of Sponsor, any affiliates of Sponsor or any related investment funds or vehicles controlled or managed by such persons or their respective affiliates, or (y) with respect to up to 2,351,534 Class A Common Stock any direct or indirect partners, members or equity holders of The Klein Group, any affiliates of The Klein Group or any related investment funds or vehicles controlled or managed by such persons or their respective affiliates; (b) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person; (c) by gift to a charitable organization; (d) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (e) in the case of an individual, pursuant to a qualified domestic relations order; (f) to the Company; or (g) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the Board of Directors of the Company or a duly authorized committee thereof or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property subsequent to the Closing Date; provided, however, that in the case of clauses (a) through (e) these permitted transferees must enter into a written agreement with the Company agreeing to be bound by the transfer restrictions in this Section 3.

Section 3.3 Release of Lock-up. Notwithstanding the provisions set forth in Section 3.1, in addition to any Transfer permitted pursuant to Section 3.2, Sponsor, together with its Permitted Transferees, may Transfer Lock-up Shares during the Lock-up Period in a cumulative aggregate amount of shares of capital stock of the Company representing up to one-third (1/3) of the number of Lock-up Shares registered in the name of, or beneficially owned (as such term is defined in Rule 13d-3 under the Exchange Act, including by the exercise or conversion of any security exercisable or convertible for shares of capital stock of the Company, but excluding shares of stock underlying unexercised options or warrants) (“Beneficially Owned”) by Sponsor as of immediately following the Closing during the period beginning on the first (1st) anniversary of the Closing Date and ending one hundred eighty (180) days following the first (1st) anniversary of the Closing Date.

Section 3.4 Expiration of Lock-Up Period. Notwithstanding anything contained herein to the contrary, the Lock-up Period shall expire, and Sponsor, together with its Permitted Transferees, shall be entitled to Transfer all of the Lock-up Shares, immediately upon the earlier of: (i) the date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading days within any thirty (30)-day trading period commencing at least one hundred and fifty (150) days following the Closing Date and (ii) the date subsequent to the Closing Date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

ARTICLE IV
MISCELLANEOUS

Section 4.1 Termination. This Sponsor Agreement and all of its provisions shall terminate and be of no further force or effect upon the earlier of (a) the consummation of the Closing, (b) the termination of the Transaction Agreement in accordance with Article IX thereof and (c) the liquidation of Company. Upon such termination of this Sponsor Agreement, all obligations of the parties under this Sponsor Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof; provided, however, that the termination of this Sponsor Agreement shall not relieve any party hereto from liability arising in respect of any willful and material breach of this Sponsor Agreement prior to such termination. This Article IV shall survive the termination of this Sponsor Agreement. Notwithstanding anything in this Section 4.1 to the contrary, Article III shall survive termination of this Sponsor Agreement until expiration of the Lock-up period.

Section 4.2 Governing Law. This Sponsor Agreement, the rights and duties of the parties hereto, any disputes (whether in contract, tort or statute), and the legal relations between the parties arising hereunder shall be governed by and interpreted and enforced in accordance with the laws of the State of Delaware without reference to its conflicts of laws provisions.

Section 4.3 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Sponsor Agreement shall be brought against any of the parties in the United States District Court for the District of Delaware or any Delaware state court located in Wilmington, Delaware, and each of the parties hereby consents to the exclusive jurisdiction of such court (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 4.4 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR IN CONNECTION WITH THIS SPONSOR AGREEMENT.

Section 4.5 Assignment. This Sponsor Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Sponsor Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto.

Section 4.6 Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Sponsor Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in the chancery court or any other state or federal court within the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

Section 4.7 Amendment. This Sponsor Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by Company, Grosvenor Capital, Grosvenor Holdings and the Sponsor.

Section 4.8 Severability. In the event that any provision of this Sponsor Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.9 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

If to Company:

CF Finance Acquisition Corp.

110 East 59th Street

New York, NY 10022

Email: smerkel@cantor.com

Attention: Stephen Merkel

with a copy to (which will not constitute notice):

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Email: ken.lefkowitz@hugheshubbard.com

Attention: Ken Lefkowitz

If to Grosvenor Capital or Grosvenor Holdings:

Grosvenor Capital Management Holdings, LLLP
900 North Michigan Avenue

Suite 1100

Chicago, IL 60611

Attention: Legal Department

Email: legal@gcmlp.com

with a copy to (which will not constitute notice):

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022

Attention: Justin G. Hamill

Fax: (212) 751-4864

Email: justin.hamill@lw.com

If to Sponsor:

CF Finance Holdings LLC

110 East 59th Street

New York, NY 10022

Email: smerkel@cantor.com

Attention: Stephen Merkel

with a copy to (which will not constitute notice):

Hughes Hubbard & Reed LLP

One Battery Park Plaza

New York, NY 10004

Email: ken.lefkowitz@hugheshubbard.com

Attention: Ken Lefkowitz

Section 4.10 Counterparts. This Sponsor Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

Section 4.11 Entire Agreement. This Sponsor Agreement, together with the Transaction Agreement, constitutes the full and entire understanding and agreement among the parties, and supersedes any prior agreement or understanding among the parties, with regard to the subject matter hereof, and no party shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth herein.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Sponsor, Company, Grosvenor Capital and Grosvenor Holdings have each caused this Sponsor Support Agreement to be duly executed as of the date first written above.

SPONSOR:

CF Finance Holdings LLC
a Delaware limited liability company

By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	CEO

COMPANY:

CF Finance Acquisition Corp.
a Delaware corporation

By:	/s/ Howard W. Lutnick
	Name:	Howard W. Lutnick
	Title:	Chairman and CEO

[Signature Page to Sponsor Support Agreement]

GROSVENOR CAPITAL:

Grosvenor Capital Management Holdings, LLLP, an Illinois limited liability company

By:	GCMH GP, L.L.C., its General Partner

By:	Grosvenor Holdings, L.L.C., its Managing Member

By:	MJS, LLC, its Managing Member

By:	/s/ Michael J. Sacks
Name: Michael J. Sacks
Title: Manager

By: Michael J. Sacks, its Managing Member

/s/ Michael J. Sacks
Michael J. Sacks

GROSVENOR HOLDINGS:

Grosvenor Holdings, L.L.C.
an Illinois limited liability company

By: MJS, LLC, its Managing Member

By:	/s/ Michael J. Sacks
Name: Michael J. Sacks
Title: Manager

By: Michael J. Sacks, its Managing Member

/s/ Michael J. Sacks
Michael J. Sacks

[Signature Page to Sponsor Support Agreement]

Schedule I

1.	Transaction Agreement and Ancillary Agreements
2.	Section 2.9, 4.10 and 4.13 of the Acquiror Disclosure Letter are incorporated by reference.